Exhibit 99.1

                   B&D Food Corp. Elects New Company Officers

New York, January 18, 2006 - B&D Food Corp. (OTCBB:BDFC) today announced that it has appointed Mr.Yaron Arbell as Chief Executive Officer, Mr. Yossi Haras as Chief Financial Officer and Mr. Jacques Ollech as Executive Vice President, effective as of January 12, 2006. The company also announced that Mr. Arbell and Mr. Jacques Ollech would be joining Daniel Ollech on the company's Board of Directors.

Mr. Arbell has 14 years of executive management experience. Most recently, he headed the reform of Israel's pension funds serving as CEO of Mivtachim-The Workers Social Insurance Pension Fund Ltd, the largest pension fund in Israel and four other smaller pension funds with total assets of more than $22 billion, and more than 400 employees. Throughout his career, Arbell has served as CEO for a variety of companies. Arbell has also participated in the restructuring of various companies including three banks, El Al - Israel airlines and other companies in various sectors.

Mr. Haras has over nine years of finance experience. Most recently, Haras served as Senior Account Manager for Kost Forer Gabbay & Kasierer, a member of Ernst & Young Global. Besides managing the audit of financial statements of foreign companies traded on the U.S. stock exchanges, he worked on the initial public offerings of major companies on various international stock exchanges.

Mr. Ollech has 20 years of experience in the coffee industry as a manufacturer, broker and distributor in Brazil, Russia, China, Europe and Israel. He is also the developer of "Brazilian Best," the second largest selling coffee brand in Russia from 1997-2001. Mr. Ollech also serves as a director of the Livorno Group, an international holding company with holdings in various world trading companies in the areas of coffee, sugar, and oil.

Daniel Ollech, Chairman and President of B&D Food Corp stated, "We are excited to have Yaron, Yossi and Jacque on board. Their management and financial expertise will prove to be valuable as we continue to grow as a company."

About B&D Food Corp.
B&D Food Corp. is a holding company, which as of today holds a subsidiary coffee manufacturing company in Brazil. The company's subsidiary is one of the largest coffee manufacturing facilities in Brazil, and manufactures coffee products such as roasted ground and soluble coffee with the best basic key ingredient of Brazilian coffee beans. Quality is at the forefront of their mission of producing new and innovative coffee products.

The company's management seeks to expand its holdings and its international presence by acquiring U.S. based coffee distributors in order to capitalize on the combined production and marketing synergies.

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Certain forward-looking statements made on this press release are made pursuant to the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements are based on current management expectations that involve risks and uncertainties that may result in such expectations not being realized. Potential risks and uncertainties include, but are not limited to the risks described in the company filings with the Securities and Exchange Commission.

Contact:
Tim Clemensen
Rubenstein Investor Relations
212-843-9337
tclemensen@rubensteinir.com